EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS SECOND QUARTER RESULTS
MANAGEMENT MAINTAINS FULL YEAR SALES AND EARNINGS OUTLOOK

New York, N.Y., August 28, 2019 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“second quarter”) and six months (“first half”) ended July 31, 2019. Worldwide net sales for both periods were 3% below the respective prior year periods on an as reported basis. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales for both periods were 1% below the respective prior year periods. Net earnings also declined in both periods, reflecting lower operating margins, a higher effective income tax rate for the second quarter and a lower effective income tax rate for the first half, in each case, as compared to the prior year. Management maintained its guidance for the fiscal year ending January 31, 2020 (“fiscal 2019”).

Alessandro Bogliolo, Chief Executive Officer, said, “Our second quarter and first half results were mixed with sales coming in below, but net earnings exceeding, our expectations. As with the first quarter, we are encouraged in the second quarter by sales growth attributed to our local customer base globally, which was again led by double digit growth in mainland China. With the tough comparison to last year’s strong performance in the first half behind us, and in spite of the headwinds of weak demand from foreign tourists, currency exchange rate pressures and continuing business disruptions in Hong Kong, we are actively managing what is in our control and positioning our Brand to win - accelerating new product introductions and keeping a visible profile.”

In the second quarter:

•	Worldwide net sales declined 3% to $1.0 billion and comparable sales declined 4%; on a constant-exchange-rate basis, net sales declined 1% from the prior year and comparable sales declined 3%.

•	Net earnings of $136 million were 6% lower than the prior year’s $145 million, and net earnings per diluted share were $1.12 versus $1.17 in the prior year.

In the first half:

•	Worldwide net sales declined 3% to $2.1 billion and comparable sales declined 4%; on a constant-exchange-rate basis, net sales declined 1% from the prior year and comparable sales declined 2%.

•	Net earnings of $261 million were 9% lower than the prior year’s $287 million, and net earnings per diluted share were $2.15 versus $2.31 in the prior year.

Net sales by region were as follows:

•
In the Americas, total net sales decreased 4% in both the second quarter and the first half, to $455 million and $861 million, respectively; comparable sales decreased 4% in the second quarter and 5% in the first half. Sales decreased across most of the region, and management attributed that decline to lower spending by foreign tourists and, to a lesser extent, local customers. On a constant-exchange-rate basis, total sales and comparable sales both declined 4% in the second quarter and first half.

•
In Asia-Pacific, total net sales decreased 1% in both the second quarter and the first half, to $298 million and $622 million, respectively, which included comparable sales declines of 3% in the second quarter and 4% in the first half, and also reflected the opening of new stores and increased wholesale sales in both periods. Management attributed the decrease in sales in both periods to the effect of foreign currency translation. On a constant-exchange-rate basis, total sales increased 3% in both the second quarter and first half, while comparable sales increased 1% and were unchanged, respectively. Sales performance in both periods reflected strong growth in mainland China, softness in Hong Kong and mixed performance in other markets in the region. Management attributed these sales results to higher spending by local customers largely offset by lower spending by foreign tourists.

•
In Japan, total net sales of $155 million were unchanged in the second quarter and decreased 2% to $300 million in the first half, and comparable sales decreased 1% and 2%, respectively. On a constant-exchange-rate basis, total sales decreased 1% in both the second quarter and first half, and comparable sales decreased 3% and 2%, respectively.

•
In Europe, total net sales declined 4% in both the second quarter and the first half, to $116 million and $219 million respectively, and comparable sales declined 6% and 7%, respectively, due to the effect of foreign currency translation. On a constant-exchange-rate basis, total sales were unchanged in the second quarter and increased 2% for the first half; comparable sales declined 2% and 1%, respectively. Sales results were negatively affected in both the second quarter and first half by broad-based regional softness.

•
Other net sales were unchanged at $25 million in the second quarter and increased by 8% in the first half to $50 million. The increase in the first half is primarily due to an increase in wholesale sales of diamonds in the first quarter. Comparable sales declined 29% and 22% in the second quarter and the first half, respectively.

•
Tiffany has opened three Company-operated stores in the first half and closed two. At July 31, 2019, the Company operated 322 stores (124 in the Americas, 90 in Asia-Pacific, 56 in Japan, 47 in Europe, and five in the UAE).

•
Sales for jewelry categories for the second quarter and first half were as follows: Jewelry Collections was unchanged for both periods; Engagement Jewelry declined 3% and 4%, respectively; and Designer Jewelry declined 10% and 12%, respectively.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) of 62.7% in the second quarter and 62.2% in the first half decreased as compared to 64.0% and 63.5% in the respective prior year periods. In both periods, the lower margin largely reflected changes in sales mix toward higher price point jewelry. Additionally, in the first half, gross margin included the unfavorable effect from an increase in wholesale sales of diamonds, which was partly offset by decreases in product-related costs.

•
Selling, general and administrative (“SG&A”) expenses decreased 5% in the second quarter and 1% in the first half. These declines were largely due to a decrease in marketing spending (some of which management expects to shift into the second half of 2019) and a decrease in labor and incentive compensation costs, partially offset by increased store occupancy and depreciation expenses.

•
Earnings from operations as a percentage of net sales (“operating margin”) was 17.6% in the second quarter and 16.8% in the first half, compared with 17.8% and 18.8% in the respective prior year periods.

•
The effective income tax rate for the second quarter of 2019 was 22.3% versus 20.5% in the prior year. The effective income tax rate for the first half of 2019 was 20.0% versus 23.0% in the prior year. The effective income tax rate in the first half of 2019 included the recognition of an income tax benefit of $7.5 million related to an increase in the estimated 2018 Foreign Derived Intangible Income (“FDII”) benefit as a result of U.S. Treasury guidance issued during the first quarter of 2019. The effective income tax rate for the second quarter and first half of 2018 included the recognition of an income tax benefit of $8.0 million in the second quarter of 2018 primarily as a result of a decrease in the gross amount of unrecognized tax benefits and accrued interest and penalties related thereto due to a lapse in a statute of limitations.

•
The Company repurchased approximately 639,000 shares of its Common Stock in the second quarter at a total cost of $60.0 million and an average cost of approximately $94 per share. The Company repurchased approximately 910,000 shares of its Common Stock in the first half at a total cost of $85.4 million and an average cost of approximately $94 per share. At July 31, 2019, the Company had approximately $550 million of authorization remaining to repurchase shares under a program that was approved by the Company’s Board of Directors in May 2018 for up to $1.0 billion of repurchases and which expires in January 2022.

•	Net inventories at July 31, 2019 were 3% above the prior year.

•
At July 31, 2019, cash and cash equivalents and short-term investments totaled $681 million. Total debt (short-term borrowings and long-term debt) of $1.0 billion represented 32% of stockholders’ equity, which is the same as a year ago.

Fiscal 2019 Outlook:
Management’s guidance for fiscal 2019 includes: (i) worldwide net sales increasing by a low-single-digit percentage over the prior year; and (ii) net earnings per diluted share increasing by a low-to-mid-single-digit percentage over the prior year. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including, to varying degrees: (i) worldwide comparable sales approximately unchanged as compared to the prior year; (ii) worldwide gross retail square footage increasing 3%, net through 10 store openings, five closings and 17 renovations/relocations; (iii) operating margin approximately unchanged from the prior year; (iv) interest and other expenses, net lower than the prior year; (v) an effective income tax rate in the low-20’s%; and (vi) a modest effect on EPS from share repurchases.

Management also expects: (i) net cash provided by operating activities of at least $750 million and (ii) free cash flow (see “Non-GAAP Measures”) of at least $400 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) minimal growth in net inventories for the full year, (ii) capital expenditures of approximately $350 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (EDT) to review actual results and the outlook. Please visit https://investor.tiffany.com (and click on “News & Events/Events & Presentations”).

Next Scheduled Announcement:
The Company expects to report financial results for its third quarter ending October 31st on December 5, 2019 by issuing a news release and hosting an accompanying conference call. To receive email alerts of future announcements, please register at https://investor.tiffany.com (and click on “Contact Us/Email Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this document and on our second quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2019 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘indicates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; store productivity; the renovation of the Company’s New York City flagship store, including the timing and cost thereof, and the temporary expansion of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategies and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; the imposition of increased tariffs on jewelry that the Company exports from the U.S. to China; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends as well as our ability to accurately capture tourism trend data and timely respond to changes in such data; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased through open market transactions, including through Rule 10b5-1 plans and accelerated share repurchase or other structured repurchase transactions, and/or privately negotiated transactions; the Company’s receipt of any required approvals to the aforementioned renovation of its New York City flagship store and expansion of its retail operations to 6 East 57th Street, as well as the timing of such approvals; changes in the cost and timing estimates associated with the aforementioned renovation and expansion; delays caused by third parties involved in the aforementioned renovation and expansion; any casualty, damage or destruction to the Company’s flagship store or 6 East 57th Street; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2019 vs. 2018			First Half 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(3)%	(2)%	(1)%	(3)%	(2)%	(1)%
Americas	(4)	—	(4)	(4)	—	(4)
Asia-Pacific	(1)	(4)	3	(1)	(4)	3
Japan	—	1	(1)	(2)	(1)	(1)
Europe	(4)	(4)	—	(4)	(6)	2
Other	—	—	—	8	—	8

Comparable Sales:
Worldwide	(4)%	(1)%	(3)%	(4)%	(2)%	(2)%
Americas	(4)	—	(4)	(5)	(1)	(4)
Asia-Pacific	(3)	(4)	1	(4)	(4)	—
Japan	(1)	2	(3)	(2)	—	(2)
Europe	(6)	(4)	(2)	(7)	(6)	(1)
Other	(29)	—	(29)	(22)	—	(22)

	Second Quarter 2019 vs. 2018			First Half 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	—%	(1)%	1%	—%	(3)%	3%
Engagement jewelry	(3)	(2)	(1)	(4)	(2)	(2)
Designer jewelry	(10)	—	(10)	(12)	(2)	(10)

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company’s operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Net sales	$1,048.5	$1,075.9	$2,051.6	$2,109.1

Cost of sales	390.8	387.1	774.7	769.4

Gross profit	657.7	688.8	1,276.9	1,339.7

Selling, general and administrative expenses	473.4	497.6	931.7	944.2

Earnings from operations	184.3	191.2	345.2	395.5

Interest and other expenses, net	8.9	9.2	18.3	23.0

Earnings from operations before income taxes	175.4	182.0	326.9	372.5

Provision for income taxes	39.1	37.3	65.4	85.5

Net earnings	$136.3	$144.7	$261.5	$287.0

Net earnings per share:

Basic	$1.13	$1.17	$2.16	$2.32
Diluted	$1.12	$1.17	$2.15	$2.31

Weighted-average number of common shares:

Basic	121.1	123.2	121.3	123.8
Diluted	121.4	124.0	121.6	124.5

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	July 31, 2019	January 31, 2019	July 31, 2018
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$680.6	$855.3	$814.1
Accounts receivable, net	241.0	245.4	207.0
Inventories, net	2,487.7	2,428.0	2,411.8
Prepaid expenses and other current assets	264.4	230.8	256.4

Total current assets	3,673.7	3,759.5	3,689.3

Operating lease right-of-use assets	1,073.4	—	—
Property, plant and equipment, net	1,021.2	1,026.7	970.5
Other assets, net	547.6	546.8	510.4

	$6,315.9	$5,333.0	$5,170.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$135.2	$113.4	$90.3
Accounts payable and accrued liabilities	430.3	513.4	428.4
Current portion of operating lease liabilities	217.1	—	—
Income taxes payable	17.1	21.4	24.3
Merchandise credits and deferred revenue	71.4	69.9	67.3

Total current liabilities	871.1	718.1	610.3

Long-term debt	884.0	883.4	881.4
Pension/postretirement benefit obligations	287.7	312.4	293.5
Long-term portion of operating lease liabilities	969.6	—	—
Other long-term liabilities	110.4	257.1	278.6
Deferred gains on sale-leasebacks	—	31.1	34.9
Stockholders’ equity	3,193.1	3,130.9	3,071.5

	$6,315.9	$5,333.0	$5,170.2

TIF-E